UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 29, 2005
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offic	es) (Zip Code)
(330) 544-7700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
     The registrant’s RMI Titanium Company (“RMI”) subsidiary entered into a final Modification to Contract (the “Settlement Agreement”) with the United States Department of Energy (“DOE”) on November 29, 2005.
     The Settlement Agreement modifies the previously disclosed agreement with the DOE relating to the former extrusion plant in Ashtabula, Ohio which was used to extrude depleted uranium under a contract with the U.S. Department of Energy (“DOE”) from 1962 through 1990. In accordance with that agreement, the DOE retained responsibility for the cleanup of the facility when the facility was no longer needed for processing government material. Processing ceased in 1990, and in 1993 RMI was chosen as the prime contractor for the remediation and restoration of the site by the DOE. Since then, contaminated buildings have been removed and approximately two-thirds of the site has been free released by the Ohio Department of Health, to RMI, at DOE expense.
     In December, 2003, the DOE terminated the remediation contract with RMI “for convenience.” As license holder and owner of the site, RMI is responsible to the state of Ohio for complying with soil and water regulations.
     Under the Settlement Agreement, the remaining cleanup costs related to the site will be borne by the DOE. RMI will not participate in the remaining remediation except for independently overseeing the new remediation contractor selected by the DOE to verify regulatory compliance.
     The Settlement Agreement also provides for a mutual release of any claims under the DOE contract and a payment to RMI from the DOE in the amount of $8.4 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI International Metals, Inc.
Date: November 30, 2005	By:	/s/ William T. Hull
William T. Hull,
Vice President and Chief Accounting Officer